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                                                                      EXHIBIT 14

                               GRAHAM CORPORATION

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

Graham Corporation expects its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by policies and procedures adopted by the Company that govern the ethical conduct of its employees. Specifically, and in addition to any other Company policies, the Company requires that the Chief Executive Officer, the Chief Financial Officer, the Controller and any other senior financial officers whom the Company may employ (collectively, the "Senior Financial Officers") comply with both the letter and spirit of the following:

1. Each Senior Financial Officer shall act at all times honestly and ethically. Each Senior Financial Officer is obligated to act in the best interests of the Company and to handle actual or apparent conflicts of interest between personal and professional relationships ethically, with common sense and good judgment.

2. Each Senior Financial Officer is responsible to take all reasonable and necessary steps within his or her area of responsibility to provide full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with or submits to the SEC and in other public communications made by the Company. Accordingly, each Senior Financial Officer must promptly bring to the attention of the General Counsel and the Chairman of the Audit Committee any information of which he or she may become aware that may compromise the sufficiency or accuracy of such filings, submissions or disclosures, or which may make any of them misleading.

3. The Senior Financial Officers shall conduct Company business in compliance with all applicable federal, state, foreign and local laws and regulations. Each Senior Financial Officer shall promptly bring to the attention of the Chairman of the Audit Committee and the General Counsel any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company.

4. Each Senior Financial Officer shall promptly bring to the attention of the Chairman of the Audit Committee and the General Counsel (a) any information he or she may have concerning significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data, or (b) any information he or she may have concerning any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.


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5.       Each Senior Financial Officer shall promptly bring to the attention of the Chairman of the Audit Committee and the General Counsel any information he or she may have concerning any violation of any Company policies regarding business conduct and ethics, including this Code of Ethics for Senior Financial Officers.

6. The Audit Committee of the Board of Directors of the Company shall be responsible for the administration of this Code of Ethics for Senior Financial Officers and shall have sole authority to grant waivers of its provisions. Waivers will be disclosed as required by the Securities Exchange Act of 1934, as amended and the rules thereunder and the applicable rules of the American Stock Exchange. The Audit Committee will assess compliance with this Code, report material violations to the Board of Directors, and recommend to the Board appropriate action. Any such action shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, and may include disciplinary action up to and including termination of employment with the Company.

7. Any Senior Financial Officer reporting a violation of this Code to the Chairman of the Audit Committee and the General Counsel may choose to remain anonymous to any other party who may be involved in the evaluation of his or her report. The Company will not tolerate retaliation against any employee who reports, in good faith, a violation or suspected violation of this Code.

                                 ACKNOWLEDGMENT

I acknowledge that I have received and read the Graham Corporation Code of Ethics for Senior Financial Officers, understand it in its entirety and agree to abide by it. I further acknowledge that it is my responsibility to seek clarification from the Company's General Counsel if any application of the code to a particular circumstance is not clear. I understand that my continued employment with the Company requires me to fully adhere to this code and that failure to do so can result in disciplinary action up to and including termination of my employment with the Company.

Signature:                                  Date:
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Name:                                       Title:
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